EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its Fourth Quarter and Fiscal Year Ended September 30, 2016

MCLEAN, Va., Nov. 21, 2016 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) today announced earnings for its fourth quarter and fiscal year ended September 30, 2016.  Please read the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov, or from the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	September 30, 2016	June 30, 2016	Change	% Change

Total investment income	$9,749	$9,844	$(95)	(1.0)%
Total expenses, net of credits	(4,847)	(4,937)	90	(1.8)
Net investment income	4,902	4,907	(5)	(0.1)
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Net realized loss	(2,621)	(84)	(2,537)	NM
Net unrealized appreciation	18,414	693	17,721	NM
Net increase in net assets resulting from operations	20,695	5,516	15,179	275.2
Weighted average yield on interest-bearing investments	11.0%	10.9%	0.1%	0.9
Total invested	$20,163	$33,994	$(13,831)	(40.7)
Total repayments and proceeds	22,719	20,389	2,330	11.4

As of:	September 30, 2016	June 30, 2016	Change	% Change
Total investments, at fair value	$322,114	$308,226	$13,888	4.5%
Fair value, as a percent of cost	84.4%	79.8%	4.6%	5.8
Net asset value per common share	$8.62	$7.95	$0.67	8.4
NM=Not Meaningful

For the Year Ended:	September 30, 2016	September 30, 2015	Change	% Change

Total investment income	$39,112	$38,058	$1,054	2.8%
Total expenses, net of credits	(19,625)	(20,358)	(733)	(3.6)
Net investment income	19,487	17,700	1,787	10.1
Net investment income per common share	0.84	0.84	—	—
Cash distribution per common share	0.84	0.84	—	—
Total net realized gain (loss)	7,152	(34,176)	41,328	NM
Total net unrealized (depreciation) appreciation	(15,272)	24,960	(40,232)	NM
Net increase in net assets resulting from operations	11,367	8,484	2,883	34.0
Weighted average yield on interest-bearing investments	11.1%	10.9%	0.2%	1.8
Total invested	$89,546	$134,097	$(44,551)	(33.2)
Total repayments and proceeds	130,666	40,273	90,393	224.5

As of:	September 30, 2016	September 30, 2015	Change	% Change
Total investments, at fair value	$322,114	$365,891	$(43,777)	(12.0)
Fair value as a percent of cost	84.4%	89.2%	(4.8)	(5.4)
Net asset value per common share	$8.62	$9.06	$(0.44)	(4.9)
NM=Not Meaningful

Fourth Fiscal Quarter 2016 Highlights:

  Portfolio Activity: Invested $19.5 million in three new portfolio companies and $0.7 million in existing portfolio companies. Received $22.7 million in repayments and net proceeds from portfolio companies.
  Portfolio Appreciation: Reported a net realized and unrealized gain of $15.8 million, or $0.68 per share, primarily due to unrealized appreciation on RBC Acquisition Corp. (“RBC”), which was driven by proceeds received associated with the sale of the investment in November 2016.
  Recurring Distributions: Paid monthly distributions for each of July, August and September 2016 to common stockholders ($0.07 per common share) and to preferred stockholders ($0.140625 per share of the Company’s 6.75% Series 2021 Term Preferred Stock).

Fourth Fiscal Quarter 2016 Results:

Total investment income decreased by 1.0% compared to the prior quarter as interest income increased by $0.9 million, or 10.4%, due to an increase in the average balance of our interest-bearing portfolio and other income declined to $0.6 million, or 6.5% of investment income, compared to the prior quarter. Total expenses decreased by 1.8% quarter over quarter, primarily as a result of a $0.2 million decrease in professional and other general and administrative expenses.

Net Investment Income for the quarter ending September 30, 2016 was $4.9 million, or $0.21 per share, which is consistent with the prior quarter.

Net Increase in Net Assets Resulting from Operations for the quarter ended September 30, 2016 and June 30, 2016 was $20.7 million, or $0.89 per share, compared to $5.5 million, or $0.24 per share, respectively.  The quarter over quarter increase is primarily due to an increase in unrealized appreciation of $17.7 million largely attributed to the RBC sale.

Fiscal Year Ended 2016 Results:

Total investment income increased by 2.8% during the fiscal year ended September 30, 2016 compared to the prior year as other income increased by $0.7 million and interest income increased by $0.3 million due to an increase in the weighted average yield on our interest-bearing investments from 10.9% to 11.1% year over year.  Total expenses decreased 3.6% year over year, primarily due to a $0.9 million, or 24.3%, decrease in interest expense on borrowings driven by a lower weighted average balance outstanding on our credit facility during the year.

Net Investment Income for the years ended September 30, 2016 and 2015, was $19.5 million, or $0.84 per share, and $17.7 million, or $0.84 per share, respectively.

Net Increase in Net Assets Resulting from Operations for the years ended September 30, 2016 and 2015, was $11.4 million, or $0.49 per share, compared to $8.5 million, or $0.40 per share, respectively.  The year over year change is driven by the increase in net investment income and lower net realized and unrealized loss compared to the prior year.

Subsequent Events:  Subsequent to September 30, 2016, the following significant events occurred:

  Portfolio Activity:
    In October 2016, RP Crown Parent paid off at par for proceeds of $2.0 million.
    In November 2016, we completed the sale of RBC for net proceeds of approximately $37 million, which resulted in a realized loss of approximately $2 million.  In connection with the sale, we received success fees associated with our debt investments of $1.1 million.
    In November 2016, we invested $5.2 million in Sea Link International (“Sealink”) through secured second lien debt and an equity co-investment. Sealink is a manufacturer and supplier of OEM automotive lighting components and subassemblies.
  Common Stock Offering: Completed a public offering of 2.2 million shares of our common stock, including the overallotment.  Gross proceeds totaled $17.3 million and net proceeds, after underwriting discounts and offering costs, were approximately $16.4 million.
  Distributions Declared:  Declared the following monthly cash distributions to stockholders on October 11, 2016:

Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2021 Term Preferred Share
October 21	October 31	$0.07	$0.140625
November 17	November 30	0.07	0.140625
December 20	December 30	0.07	0.140625
Total for the Quarter		$0.21	$0.421875

Conference Call for Stockholders: The Company will hold its earnings release conference call on Tuesday, November 22, 2016, at 8:30 a.m. EST.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through December 22, 2016.  To hear the replay, please dial (855) 859-2056 and use conference number 46710429.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through January 22, 2017.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to small and medium sized businesses in the United States.  Including distributions through today, the Company has paid 165 consecutive monthly or quarterly cash distributions on its common stock, which over the past five years total approximately $90.1 million, or $4.20 per share.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-K, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-K for the year ended September 30, 2016, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.